SECURITIES  AND EXCHANGE COMMISSION
                   Washington,  D.C.    20549

                     -----------------------


                            FORM 8-K

                         CURRENT REPORT



             Pursuant to Section 13 or 15 (d) of the
                 Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported):
                         March 10, 1998



               MAINSTREET  BANKGROUP INCORPORATED
             -------------------------------------
             (Exact name of as specified in charter)


   Virginia                 0-8622               54-1046817
 ------------              --------             ------------
(State or other          (Commission          (IRS Employer
 jurisdiction of          File Number)        Identification No.)
 incorporation)


       P.O. BOX 4831, Martinsville, Virginia    24115-4831
     -------------------------------------------------------
      (Address of principal executive offices ) (Zip Code)


       Registrant's telephone number, including area code:
                        540-666-6724
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Item 5.    Other Events

     This current report on Form 8-K is being filed by MainStreet
BankGroup Incorporated ("Registrant") to report that the Registrant completed its acquisition of Regency Financial Shares, Inc., Richmond, Virginia on March 10, 1998, having received all required regulatory and shareholder approvals.

     The shareholders of Regency Financial Shares, Inc. ("Regency") met March 9, 1998 and approved the merger. Shares voted for the acquisition of Regency by MainStreet BankGroup Incorporated were 1,126,755 or 85.21% of the 1,322,363 eligible voting shares outstanding. Shares voted against the acquisition were 5,200 or .39%. Shares abstained were 1,210 or .09%. Shares not voted were 189,198 or 14.31%.

     Under terms of the agreement, each shareholder of Regency common stock was to receive the equivalent of $13.00 per share for each share held of Regency stock. This resulted in an exchange ratio of .474 shares of Registrant's common stock for each share of Regency stock. Each Regency director was to receive the difference between the exercise price per option and $13.00. This resulted in respective exchange ratios of .237 and
 .219 shares of Registrant's common stock for each Regency director option, taking into consideration exercise prices of $6.50 and $7.00, respectively. Each fractional share resulting from the conversion will be settled at $27.42 per share. The outstanding 1,430,134 shares of Regency common stock, and the outstanding 5,500 directors' options will be exchanged for approximately 678,993 shares of Registrant's common stock.


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                           Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                         MAINSTREET BANKGROUP INCORPORATED

Date:  March 13, 1998         By:  /s/JAMES E. ADAMS
       -------------------         -----------------------------
                                   James E. Adams
                                   Executive Vice President,
                                   Chief Financial Officer/
                                   Treasurer